Exhibit 99.1

M-tron Industries, Inc. Reports Fiscal Year 2023 Results and Announces Investor Call

ORLANDO, Florida (March 25, 2024)—M-tron Industries, Inc. (NYSE American: MPTI) (“Company” or “MtronPTI”) announced its financial results for the fiscal year ended December 31, 2023. Management will host an earnings call on Tuesday, March 26, 2024 at 10:30am EST.

•	Total revenues for the year ended December 31, 2023, were $41.2 million, an increase of $9.3 million, or 29.3%, from $31.8 million for the year ended December 31, 2022.
•	Consolidated gross margin improved to 40.7% for the year ended December 31, 2023, compared to 35.6% for the prior year.
•	Order backlog was $47.8 million, an increase of 3.6% compared to $46.2 million as of December 31, 2022.
•	Diluted net income per share for the years ended December 31, 2023 and 2022 was $1.28 and $0.67, respectively.
•	Adjusted EBITDA, a Non-GAAP measure, was $7.7 million for the fiscal year ended December 31, 2023 versus $4.0 million for the prior year.

Michael Ferrantino, MtronPTI’s Chief Executive Officer, stated, “MtronPTI had a great first year as a public company. We focused on improving our topline results each quarter while maintaining and improving margins wherever possible and maintaining our vigilance on general and administrative costs. We look forward to the continuing success of MtronPTI while helping our motivated employees and valued customers reach their goals in 2024 and beyond.”

Results from Operations

MtronPTI’s portfolio is divided into three product groupings, Frequency Control, Spectrum Control and Integrated Microwave Assemblies, and has expanded from primarily crystal-based components to include higher levels of integration, advanced materials science, cavity-based products, and various types of compensation methods employing integrated circuits and other methods to create products geared for applications that require high reliability in harsh environments. These products are differentiated by their precise level of accuracy, stability over time and within harsh environments, and very low phase noise.

Total revenues for the year ended December 31, 2023 were $41,168,000, an increase of $9,323,000, or 29.3%, from $31,845,000 for the year ended December 31, 2022. The increase in revenue reflects strong aerospace and defense product shipments.

Gross margin improved to 40.7% for the year ended December 31, 2023 compared to 35.6% for the prior year. Gross margins improved over last year reflecting the increased business volume and the effects of product mix changes, offset by inflationary headwinds due to labor and materials cost increases.

As of December 31, 2023, our order backlog was $47,831,000, an increase of 3.6% compared to $46,180,000 as of December 31, 2022. In 2023 our book to bill ratio was greater than 1, at 1.04, with 2023 bookings of $42,818,000 following very strong 2022 bookings of $48,586,000. Our sales funnel continues to be strong as we continue with our new product offering and provide excellent technical and customer service to our customers.

During the fourth quarter, all MtronPTI full-time employees below the executive level were issued a one-time stock option grant based on their respective years of service. The purpose of the grant was to reward employees for their past contribution to the Company and serves to align employee interests with those of our stockholders. The stock option grant vested immediately, and with a strike price of $36.06 and a life of three years, the Company recorded $2,013,000 of stock-based compensation expense related to its 183,300 stock options granted.

The Company reported an operating income of $4,299,000 for the year ended December 31, 2023 compared to operating income of $2,875,000 for the year ended December 31, 2022. This increase reflects the higher revenues and effects from product mix changes, offset by increased engineering, selling and administrative expenses, which were 30.3% of revenue for the year ended December 31, 2023, compared to 26.6% of revenue for the year ended December 31, 2022. Excluding the $2,013,000 one-time expense for stock options, engineering, selling and administrative expenses would have been 25.4% of revenue for the year ended December 31, 2023, an improvement over the 26.6% recorded for the prior year.

Quarterly, income before income taxes grew incrementally each quarter during 2024, from $719,000 in Q1, 2024, to $2,046,000 for Q3, 2024. Without the impact from the $2,013,000 one-time expense for stock options, income before income taxes for Q4, 2024 would have been $2,066,000, which would compare favorably to the $2,595,000 that was recorded for the entire 2022 year.

Net income was $3,489,000 for the year ended December 31, 2023 compared to $1,798,000 for the year ended December 31, 2022. Basic and diluted net income per share for the year ended December 31, 2023 was $1.29 and $1.28, respectively, versus $0.67 per share for the year ended December 31, 2022.

Adjusted EBITDA, a Non-GAAP measure, was $2,425,000 for the quarter ended December 31, 2023 versus $1,114,000 for the quarter ended December 31, 2022, a portion of which was reported on a standalone basis. Adjusted EBITDA was $7,692,000 for the year ended December 31, 2023 versus $4,008,000 for the year ended December 31, 2022, a portion of which was reported on a standalone basis. Adjusted EBITDA excluded excess Separation costs of $28,000 for 2023 and $219,000 for 2022. Included within the non-cash stock compensation is $2,013,000 for the impact of the one-time employee stock option grant. Note that adjusted EBITDA for the quarter and year ended December 31, 2022 does not include any adjustments for the potential impact from the additional costs of being a publicly traded company. Management calculated the incremental direct costs of being a public company which do not have any comparable amounts in the prior year when results were presented partially on a standalone basis at $107,000 and $842,000 for the quarter and year ended December 31, 2023, respectively.

MtronPTI’s Separation

On October 7, 2022, the separation of the MtronPTI business from The LGL Group, Inc. ("LGL" or "LGL Group") was completed (the "Separation") and the Company became an independent, publicly traded company trading on the NYSE American under the stock symbol "MPTI." The Company’s financial results for periods up to the Separation represent combined financial statements prepared on a “carve-out” basis. The Company’s financial statements and results for the periods after the Separation are consolidated and presented based on the results of the Company as a standalone company.

Investor Call

Management, including MtronPTI's CEO, Michael Ferrantino and CFO, James Tivy, will host a conference call with the investment community on Tuesday, March 26, 2024 to discuss the Company's 2023 year end results and to respond to investor questions.

The call will begin at 10:30 am Eastern Time (U.S. and Canada) on Tuesday, March 26, 2024 and can be accessed using the dial-in details below:

Toll-Free Dial-In Number: 1 (800) 715-9871

Toll Dial-In Number:  1 (646) 307-1963

Conference ID: 8891215

An archive of the call will be available after the call on the Events and Presentations page on the Investor Relations section of MtronPTI’s website at https://ir.mtronpti.com/events-and-presentations/default.aspx, along with MtronPTI’s earnings press release.

M-tron Industries, Inc.

Condensed Consolidated and Combined Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

	Quarter ended		Fiscal Year ended
	December 31,		December 31,
	(Unaudited)
(Amounts in thousands, except share amounts)	2023	2022	2023	2022
REVENUES	$10,773	$8,673	$41,168	$31,845
Costs and expenses:
Manufacturing cost of sales	6,080	5,580	24,402	20,499
Engineering, selling and administrative	4,753	2,265	12,467	8,471
OPERATING (LOSS) INCOME	(60)	828	4,299	2,875
Interest income (expense), net	13	(5)	7	(11)
Other income (expense), net	100	(228)	94	(269)
INCOME BEFORE INCOME TAXES	53	595	4,400	2,595
Income tax (benefit) provision	(20)	405	911	797
NET INCOME	$73	$190	$3,489	$1,798

Weighted average number of shares used in basic EPS calculation	2,703,897	2,676,512	2,696,445	2,676,480
Weighted average number of shares used in diluted EPS calculation	2,774,023	2,693,035	2,733,502	2,676,524
BASIC NET INCOME PER COMMON SHARE	$0.03	$0.07	$1.29	$0.67
DILUTED NET INCOME PER COMMON SHARE	$0.03	$0.07	$1.28	$0.67

M-tron Industries, Inc.

Condensed Consolidated and Combined Balance Sheets

(Amounts in Thousands)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$3,913	$926
Accounts receivable, net	4,802	5,197
Inventories, net	8,884	7,518
Prepaid expenses and other current assets	588	673
Total Current Assets	18,187	14,314
Property, plant, and equipment, net	4,131	3,647
Right-of-use lease asset	97	147
Intangible assets, net	45	98
Deferred income tax asset	1,835	1,051
Other assets	10	16
Total Assets	$24,305	$19,273
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Current Liabilities	4,384	4,856
Long-Term Liabilities	26	76
Total Liabilities	4,410	4,932
Total Stockholders' Equity	19,895	14,341
Total Liabilities and Stockholders' Equity	$24,305	$19,273

M-tron Industries, Inc.

NON-GAAP Condensed Consolidated and Combined Statements of Operations

(Unaudited)

(Amounts in Thousands, Except Share and Par Value Amounts)

	Quarter ended		Fiscal Year ended
	December 31,		December 31,
(Amounts in thousands, except share and per share amounts)	2023	2022	2023	2022
Income before income taxes	$53	$595	$4,400	$2,595
Interest (income) expense, net	(13)	5	(7)	11
Depreciation and amortization	233	199	850	725
EBITDA	$273	$799	$5,243	$3,331
Non-cash stock compensation	2,124	96	2,421	458
Excess Separation costs	28	219	28	219
Adjusted EBITDA	$2,425	$1,114	$7,692	$4,008
Basic per share information:
Weighted average shares outstanding	2,703,897	2,676,512	2,696,445	2,676,480
Adjusted EBITDA per share	$0.90	$0.42	$2.85	$1.50
Diluted per share information:
Weighted average shares outstanding	2,774,023	2,693,035	2,733,502	2,676,524
Adjusted EBITDA per share	$0.87	$0.41	$2.81	$1.50

About MtronPTI:

M-tron Industries, Inc. trades publicly on the NYSE American under the symbol MPTI. Originally founded in 1965, MtronPTI designs, manufactures and markets highly-engineered, high reliability frequency and spectrum control products and solutions. As an engineering-centric company, MtronPTI provides close support to its customers throughout our products’ entire life cycle, including product design, prototyping, production and subsequent product upgrades. MtronPTI has design and manufacturing facilities in Orlando, Florida and Yankton, South Dakota, a sales office in Hong Kong, and a manufacturing facility in Noida, India.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those pertaining to the uncertain financial impact of COVID-19 and the Company’s financial condition, results of operations, business strategy and financial needs. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to MtronPTI, are intended to identify forward-looking statements.

These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the Company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by MtronPTI with the Securities and Exchange Commission, including those risks set forth under the heading “Risk Factors” in the Information Statement included as Exhibit 99.1 to the Company’s Form 10 Registration Statement as amended and filed with the SEC on August 19, 2022. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

These forward-looking statements speak only as of the date of this press release. MtronPTI undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For further information, please contact:

M-tron Industries, Inc.:

Investor Relations:

James Tivy

ir@mtronpti.com